UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2026

HF FOODS GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware State or other Jurisdiction of incorporation )	001-38180 (Commission File No.)	81-2717873 (IRS Employer Identification No)

6325 South Rainbow Boulevard, Suite 420 Las Vegas, Nevada (Address of principal executive offices)	89118 (Zip Code)

Registrant’s telephone number, including area code: (888)-905-0998

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	HFFG	Nasdaq Capital Market
Preferred Share Purchase Rights	N/A	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 17, 2026, HF Foods Group Inc. (the "Company”) entered into a Securities Purchase Agreement (the "Agreement") by and among the Company, HF Acquisition Newco Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Buyer"), HF Toro Canada Holdings Inc., a British Columbia limited company (“Searay AcquisitionCo" and, together with the Company and the Buyer, the "Buyer Entities"), Searay Foods Inc., a corporation formed under the laws of British Columbia ("Searay Canada"), Morgan Foods Inc., a corporation formed under the laws of British Columbia ("Morgan Foods" and, together with Searay Canada, the "Company Group"); the sellers named therein (the "Sellers"), and Jackie Chi Fai Chan, solely in his capacity as the representative of the Sellers, pursuant to which the Buyer Entities will acquire 100% of the issued and outstanding securities of the Company Group from the Sellers (the “Transaction"). Pursuant to the Agreement, the Sellers, who together are the legal and beneficial owners of 100% of the issued and outstanding securities of the Company Group, agreed to sell all of such securities to the Buyer Entities. At the closing of the Transaction (the "Closing"), Searay AcquisitionCo will have purchased the Company Securities of both Searay Canada and Morgan Foods from the applicable Sellers. As a result of the transaction, Searay Canada and Morgan Foods will be wholly-owned subsidiaries of the Company.

Under the terms of the Agreement, the aggregate base purchase price is CAD$47,921,740 (equal to five times the baseline Adjusted EBITDA of CAD$9,556,348, plus CAD$140,000), payable as (i) CAD$38,365,392 in cash (subject to customary post-closing adjustments) and (ii) 1,701,871 shares of the Company's common stock to be deposited in escrow. In addition, the Sellers are eligible to receive contingent earnout payments based on achievement of specified EBITDA targets over a two- to three-year period following the closing. The Agreement also contains customary representations, warranties, covenants, and indemnification provisions.

The Closing is expected to occur no later than the second business day following the satisfaction or waiver of customary closing conditions set forth in the Agreement, including the receipt of required regulatory approvals, and in no event later than August 31, 2026, unless earlier terminated or extended in accordance with the terms of the Agreement.

In connection with the Agreement, certain key employees of the Company Group, including a Seller, entered into employment agreements with a subsidiary of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The issuances of shares of the Common Stock in Item 1.01 above will be exempt from the registration requirements of the Securities Act of 1933, as amended, in accordance with Regulation S and Regulation D thereunder.

Item 8.01 Other Events.

On July 23, 2026, the Company issued a press release announcing the Transaction. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Securities Purchase Agreement, dated as of July 17, 2026, by and among HF Foods Group Inc., HF Acquisition Newco Inc., HF Toro Canada Holdings Inc., Searay Foods Inc., Morgan Foods Inc., the Sellers named therein, and Jackie Chi Fai Chan, as Sellers Representative.*†

99.1	Press release, dated July 23, 2026
104.0	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Schedules and similar attachments have been omitted pursuant to Item 601(b)(5)of Regulation S-K. The Company hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

†Certain portions of this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because they are both (i) not material to investors and (ii) the type of information that the Company customarily and actually treats as private or confidential, and have been marked with ‘‘[***]’’ to indicate where omissions have been made. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HF FOODS GROUP INC.

Date: July 23, 2026	/s/ Paul McGarry
Paul McGarry
Chief Financial Officer